Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” under Item 10 of the Form 20-F and on page IS-35 of Exhibit 15.1 to the Form 20-F and to the use of our report dated November 19, 2013, except for Note 37(f) and 37(g), as to which the date is December 17, 2013, in the Registration Statement on Form 20-F and the Information Statement of Feishang Anthracite Resources Limited (“Feishang Anthracite”) for the registration of the ordinary shares of Feishang Anthracite to be distributed to the shareholders of China Natural Resources, Inc. in connection with the proposed spin-off of Feishang Anthracite.

/s/ Ernst & Young
Certified Public Accountants
Hong Kong

December 24, 2013